LICENSE AGREEMENT

This License Agreement ("Agreement") is established between Afritex Medical Products (Pty) Ltd., a company incorporated under the laws of the Republic of South Africa, with registered corporate address at c/o Nolands, Noland House, Liesbeeck Parkway, Mowbray, 7700 South Africa, ("Afritex") and OxySure Systems, Inc., a Delaware corporation, with offices at 10880 John W. Elliott Drive, Suite 600, Frisco, Texas 75034 ("Company") (Afritex and Company jointly, the “Parties”).

Recitals

WHEREAS, Afritex is in the business of manufacturing and distribution of medical devices and health care products, and

WHEREAS, Company is in the business of manufacturing and distributing certain oxygen and related products; and

WHEREAS, Afritex desires from Company a license to manufacture and distribute certain new derivative products for Afritex markets, utilizing Company’s intellectual property, and Company desires to grant such a license to Afritex; and

WHEREAS, Afritex further desires to enter into an exclusive distribution agreement (the “Exclusive Distribution Agreement”) with Company for certain existing products sold by the Company, and any new products developed and sold by the Company in the future; and

WHEREAS, Afritex desires to enter into the Agreement and the Exclusive Distribution Agreement with the Company, and Afritex further desires to balance its investment risk in the said agreements by entering into a certain note purchase agreement with the Company.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

1. Definitions

(a) "Confidential Information" means confidential or proprietary data or information of either party which is disclosed in oral, written, graphic, machine recognizable, sample or any other form, by one party to the other party and which is clearly designated or marked as confidential or proprietary. In order for information disclosed orally to be considered Confidential Information, it must be identified as confidential at the time of disclosure and shall be confirmed in writing by the disclosing party within thirty (30) days after such disclosure.

(b) "Derivative Afritex Products" means any new products developed by Afritex which incorporates the OxySure IP.

(c) “OxySure Products” means all existing and new products currently sold by the Company.

(d) "Customer(s)" means, individually or collectively, as applicable, all entities, their successors and assigns, in the chain of distribution, sale and use of Derivative Afritex Products, including without limitation, Afritex affiliates, Afritex subsidiaries, Afritex joint ventures, third party licensees, resellers, agents, representatives, distributors, system operators and end-users.

(e) "Documentation" means all product technical, and user documentation and any succeeding changes thereto, including, without limitation, all specifications as set forth in Company's product instructions for use, user manuals; and other relevant documents or information provided by Company related to the OxySure Products.

(f) "License Fees" means the license fees payable by Afritex to the Company for the the OxySure IP, in accordance with the following: (i) a one-time, upfront license fee of USD 225,000; plus: (ii) a royalty on all Afritex Derivative Products sold, calculated as 8% of gross sales of Afritex Derivative Products sold (net of applicable sales, use, excise or similar taxes.)

(i) "OxySure IP" means all patents, patent applications, trademarks, copyrights, trade names, manufacturing processes not treated as trade secrets, trade dress, trade secrets and other proprietary Information owned or controlled by the Company, existing as if the effective date of the Agreement, and generated thereafter by both Parties.  Patents include, but are not limited to: (1) US Patent# 7,407,632 entitled “Apparatus and delivery of medically pure oxygen”; (2) US Patent# 7,381,377 entitled “Method for controlled production of a gas”; (3) US Patent# 7,465,428 entitled “Method and apparatus for controlled production of a gas”; (4) US Patent# D549,341 entitled “Breathing device utilizing a catalytic oxygen generation method”; (5) US Patent# D549,342 entitled “Breathing device utilizing a catalytic oxygen generation method”; (6) US Patent# D/320,358 entitled “Chemical reaction activation plunger”; and (6) South African Patent # 2006/5051 entitled “Method and apparatus for generating oxygen”.

2. Invoicing, Payment and Note Purchase Agreement

(a) License Payment. Upon execution of this Agreement, Company will invoice Afritex for the upfront license fee of $225,000 as defined in 1(f)(i) herein, as well as any OxySure Products ordered by Afritex pursuant to the Exclusive Distribution Agreement.  Payment of  the upfront license fee and all purchase orders for OxySure Products shall be in advance. Payments of ongoing royalties on Afritex Derivative Products, if any, shall be within forty-five (45) days of the date of invoice. Afritex agrees to pay all invoices in full per the terms of the invoice.

(b) Development of Derivative Afritex Products. The Parties will work jointly on the development of any Derivative Afritex Products on a best efforts basis. All intellectual property developed by the parties during the development of the Derivative Afritex Products, if any, shall inure to and shall be owned by the Company.

(c) Reports. Afritex shall, within thirty (30) days of the end of each calendar quarter, deliver to Company a report detailing all sales activity relating to the Derivative Afritex Products, including, but not limited to, the product name/type, number of units made and the number of such units distributed by Afritex during the previous calendar quarter, and setting forth the aggregate royalties due and owing to Company thereon. A check for the amount of aggregate royalties owed shall accompany the report. All payments hereunder will be in U.S. Dollars, without deductions of any kind. Payments made by Afritex under this Agreement will be non-refundable to Afritex. This reporting obligation shall only commence upon the first sale by Afritex of any Derivative Afritex Product.

(d) Upon execution of this Agreement, or as soon as practicable thereafter, the Parties shall enter into the Exclusive Distribution Agreement for the distribution of OxySure Products. Without limitation, the Exclusive Distribution Agreement shall provide for the following: (1) Upon execution of the Exclusive Distribution Agreement, or as soon as practicable thereafter, an upfront purchase of a minimum of $145,000 of OxySure Products; (2) a minimum annual purchase commitment of no less than $480,000 of OxySure Products; and (3) Exclusivity to Afritex for the sale of OxySure Products for the following countries: South Africa, Angola, Botswana, Democratic Republic of Congo, Lesotho, Madagascar, Malawi, Mauritius, Mozambique, Namibia, Seychelles, Swaziland, Tanzania, Zambia, and Zimbabwe (collectively, the “SADC Countries”).

(e) Upon execution of this Agreement, or as soon as practicable thereafter, for value received, the sufficiency of which is acknowledged by the Parties, the Parties shall enter into a note purchase agreement. Without limitation, the note purchase agreement shall provide for the following: (1) Upon execution of the note purchase agreement, or as soon as practicable thereafter, the Company shall issue Afritex a convertible promissory note with a face value of $270,000 with a conversion price of $1.00 per share; and (2) the Company shall issue Afritex a warrant for the purchase of 270,000 shares of the common stock of the Company with an exercise price of $2.50 per share.

3. Warranties

Company warrants that it is the true and lawful owner or licensee of the OxySure IP licensed hereunder and that it has clear title to said OxySure IP. Company further warrants that it has full power and authority to license the OxySure IP licensed to Afritex hereunder and to convey all other rights and licenses granted to Afritex under this Agreement, including any third party intellectual property rights relating to the OxySure IP.

4. Intellectual Property Rights

(a) All patents, patent applications, copyrights, design rights, trade secrets and other proprietary rights in the OxySure IP and Company's Confidential Information are and shall remain the exclusive property of Company.

(b) All patents, patent applications, copyrights, design rights, trade secrets and other proprietary rights in Afritex's Confidential Information are and shall remain the exclusive property of Afritex or its licensors.

(c) Any intellectual property rights resulting from activities related to this Agreement shall be the exclusive property of Company.

5. License Grants

(a) Company grants Afritex under this license, the non-exclusive right to use, distribute, market, sell or sublicense, in the SADC countries, the OxySure IP, which are embedded in the Derivative Afritex Products, during the term of the Agreement (per Section 10 herein), as set forth herein.

(b) Company grants Afritex under this license, a non-exclusive right to grant to others the perpetual, non-exclusive sublicenses use, distribute, market, or sell, in the SADC countries, the OxySure IP, which are embedded in the Derivative Afritex Products, during the term of the Agreement ((per Section 10 herein), as set forth herein, provided that: (1) Company agrees to such sublicense in writing, which agreement shall not be unreasonable withheld; and (2) such sublicense(s) agree to be bound by terms and conditions no less restrictive than those contained herein.

6. Confidentiality

(a) From time to time during the performance of this Agreement, the parties may deem it necessary to provide each other with Confidential Information. The parties agree:

 (i) To maintain the confidentiality of such Confidential Information and not disclose same to any third party, except as authorized by the original disclosing party in writing.

 (ii) To restrict disclosure of Confidential Information to employees and contractors who have a "need to know," provided that a party's employees and contractors are bound by terms of nondisclosure no less restrictive than those contained herein. Such Confidential Information shall be handled with the same degree of care which the receiving party applies to its own confidential information but in no event less than reasonable care.

 (iii) To take precautions necessary and appropriate to guard the confidentiality of Confidential Information, including informing its employees and contractors who handle such Confidential Information that it is confidential and not to be disclosed to others.

 (iv) That Confidential Information is and shall at all times remain the property of the disclosing party. No use of any Confidential Information is permitted except as otherwise expressly provided herein and no grant under any proprietary rights is hereby given or intended, including any license implied or otherwise.

 (b) Notwithstanding anything other provisions of this Agreement, Confidential Information shall not include any information that:

(i) Is or becomes publicly known through no wrongful act of the receiving party; or
(ii) Is, at the time of disclosure under this Agreement, already known to the receiving party without restriction or disclosure; or
(iii) Is, or subsequently becomes, rightfully and without breach of this Agreement, in the receiving party's possession without any obligation restricting disclosure; or
(iv) Is independently developed by the receiving party without breach of this Agreement; or
(v) Is explicitly approved for release by written authorization of the disclosing party; or
(vi) Is required to be disclosed pursuant to court order or order of governmental authority, provided that the receiving party shall use reasonable efforts to provide the disclosing party advance notice of any such disclosure and to permit the disclosing party to intervene in any relevant proceedings to protect the disclosing party's interests.

(c) The receiving party acknowledges that Confidential Information may contain information that is proprietary and valuable to the disclosing party and that unauthorized dissemination or use of the Confidential Information may cause irreparable harm to the disclosing party. Therefore, the receiving party shall take appropriate action, by instruction, agreement or otherwise, with any employee or contractor permitted access to the Confidential Information so as to enable it to hold the Confidential Information in confidence or otherwise satisfy its obligations under this Agreement.

(d) Each party's obligations under this Agreement to keep confidential and restrict use of the other party's Confidential Information shall survive the expiration or termination of this Agreement for a period of three (3) years.

(e) Except as may be required by applicable law, neither party shall disclose to any third party the contents of this Agreement or any amendments hereto without the prior written consent of the other party.

7. Limitation of Liability and General Indemnity

(a) IN NO EVENT SHALL EITHER AFRITEX OR COMPANY, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, HAVE ANY LIABILITY TO EACH OTHER OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

(b) Company and Afritex agree to indemnify and hold harmless the other from any and all claims, damages, expenses, suits, losses or liability for any death, injury, damage caused by, or arising from or connected with this Agreement due to or occasioned by the other party, its officers, employees, agents or representatives.

8. Termination

(a) Right to Terminate. Afritex may terminate this Agreement upon written notice to the Company if:

(i) The Company breaches a material obligation under this Agreement and such breach continues uncured for a period of thirty (30) days after notice or, if the breach is not one which is capable of being cured within thirty (30) days and the Company has commenced to cure the breach within such time and continues to do so diligently and in good faith, then the Company shall be granted an extension for a reasonable period of time at the discretion of Afritex.

(ii) The direct or indirect ownership or control of the Company that exists on the date of this Agreement changes in any material manner that adversely affects the rights of Afritex, including the acquisition of ownership or control by a competitor of the Company or Afritex. In such event, the Company shall cooperate with Afritex to conduct an orderly termination of the Agreement.

(iii) The Company ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors' rights.

(b) Rights and Obligations at Termination. Upon expiration or termination of this Agreement for any reason:

(ii) Each party will promptly cease using and destroy or return to the other party all items that contain any Confidential Information (as defined herein) of the other party, except Afritex may retain one copy of Confidential Information for the sole and express purpose of supporting then-existing Customers.

(ii) Unless otherwise provided for herein, Afritex and Customers shall continue to have the right to use the OxySure IP in form associated with the OxySure IP sold hereunder.

(iii) Company shall invoice Afritex for any outstanding sums which may be owing from any purchase order, unless Afritex terminates for material breach as set forth herein in which event Afritex shall have the right to offset any damages against any sums owing to Company.

9. Cumulative Remedies

Except as otherwise provided herein, if either company breaches this Agreement, the non-breaching party shall have the right to assert all legal and equitable remedies available. Each party agrees that the non-breaching party shall be entitled to equitable relief, including temporary and permanent injunctive relief without the proving of damage by non-breaching party to protect any of the non-breaching party's interests and rights.

10. Term and Renewal

This Agreement shall commence as of the Agreement date and shall be for an initial term of seven (7) years, and may be renewed by the parties for successive terms of two-years each, provided that each party executes a written consent as to each two year renewal period sixty (60) days in advance of the expiration date of the previous term.

11. Export Controls

Afritex shall obtain all export licenses and other government authorizations necessary for the shipment of any Products with such assistance from Company as Afritex may reasonably request. Afritex shall at its sole cost and expense obtain all export licenses and other government authorizations necessary with the reasonable assistance of Company.

12. Notices

All notices required to be given by one party to the other under this Agreement shall be deemed properly given if reduced to writing and personally delivered, transmitted by registered or certified post to the address shown below with return receipt requested and postage prepaid, or by telex or facsimile with correct answerback received. All notices shall be effective upon receipt or at such time as delivery is refused by addressee upon presentation.

Afritex shall send notices as follows:

Attention: Chief Executive Officer
OxySure Systems, Inc.
10880 John W. Elliott Drive, Suite 600
Frisco, TX 75034
USA

Company shall send notices as follows:

Afritex Medical Products (Pty) Ltd.
c/o Nolands, Noland House
Liesbeeck Parkway, Mowbray, 7700
South Africa

13. Force Majeure

Neither Party shall be liable for delays in delivery or performance when caused by any of the following which are beyond the actual control of the delayed Party: (i) acts of God, (ii) acts of the public enemy, (iii) acts or failure to act by the other Party, (iv) acts of civil or military authority, (v) governmental priorities, strikes or other labor disturbances, (vi) hurricanes, (vii) earthquakes, (viii) fires, (ix) floods, (x) epidemics, (xi) embargoes, (xii) war, and (xiii) riots. In the event of any such delay, the date of delivery or performance shall be extended for a period equal to the effect of time lost by reason of the delay.

14. Amendment or Waiver

No provision of this Agreement shall be deemed waived, amended, or modified by either Party unless such waiver, amendment or modification is in writing and signed by the Party against whom it is sought to be enforced.

15. Severability

In the event any one or more of the provisions of this Agreement is held to be unenforceable under applicable law, (i) such unenforceability shall not affect any other provision of this Agreement; (ii) this Agreement shall be construed as if said unenforceable provision had not been contained herein; and (iii) the parties shall negotiate in good faith to replace the unenforceable provision by such as has the effect nearest to that of the provision being replaced.

16. Assignment

Neither this Agreement nor any right hereunder may be transferred, assigned or delegated by Company without the prior written consent of Afritex. Any attempted assignment, delegation or transfer shall be void.

17. Publicity

Neither Party shall issue a press release or make any similar public announcement regarding the transactions contemplated by this Agreement without the other party's prior written consent to the specific language and intended distribution of such press release or announcement.

18. Waiver

Failure or delay on the part of Afritex to exercise any right, power or privilege hereunder shall not operate as a waiver thereof.

19. Survival of Provisions

The Parties agree that where the context of any provision indicates an intent that it shall survive the term or termination of this Agreement, then it shall so survive.

20. Entire Agreement

This Agreement and Exhibits hereto constitute the entire understanding between the parties concerning the subject matter hereof and supersede all prior discussions, agreements and representations, whether oral or written and whether or not executed by Afritex and Company, including any terms and conditions contained on any purchase orders or other documents which Afritex may use when purchasing the Software or any other Company products or services. No modification, amendment or other changes may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of March 26, 2010 ("Agreement Date").

AFRITEX MEDICAL PRODUCTS (PTY) LTD	COMPANY

/s/ P.M. Nyewe	/s/ Julian T. Ross
(Signature)	(Signature)

Name: P. Mphathi Nyewe	Name: Julian T. Ross
Title: Director	Title: Chairman & CEO